SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 7, 2005

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In connection with its previously announced offering of 6.875% Senior Notes due 2015, Beazer Homes USA, Inc. (the “Company”) disclosed the following non-GAAP financial information and metrics relating to the six month periods ended March 31, 2004 and March 31, 2005.  The Company also disclosed adjusted net income of $115.6 million for the six months ended March 31, 2005 and adjusted non-GAAP information discussed below for the six months ended March 31, 2005 in each case excluding the effect of the previously disclosed $130.2 million goodwill impairment charge taken during the period.  In the table and discussion below dollars are in thousands.

	Six Months Ended March 31,
	(unaudited)
	2004		2005
EBIT	$186,322		$90,275
EBITDA	194,357		99,910
EBIT/interest incurred	5.26	x	2.18	x
EBITDA/interest incurred	5.49	x	2.41	x

EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expense and (b) income taxes. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBIT and EBITDA are not generally accepted accounting principles (GAAP) financial measures. EBIT and EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and EBITDA in the same manner as Beazer Homes, the EBIT and EBITDA information presented above may not be comparable to similar presentations by others.

EBITDA is a measure commonly used in the homebuilding industry and is presented to assist in understanding the ability of our operations to generate cash in addition to the cash needed to service existing interest requirements and ongoing tax obligations. By providing a measure of available cash, management believes that this non-GAAP measure enables holders of our outstanding senior indebtedness to better understand our cash performance and our ability to service our debt obligations as they currently exist and as additional indebtedness is incurred in the future. The measure is useful in budgeting and determining capital expenditure levels because it enables management to evaluate the amount of cash that will be available for discretionary spending.

A reconciliation of EBITDA and EBIT to cash provided/(used) by operations, the most directly comparable GAAP measure, is provided below for each period presented (in thousands):

	Six Months Ended March 31,
	2004	2005
	(unaudited)
Net cash provided/(used) by operating activities	$(176,596)	$(253,589)
Goodwill impairment charge	—	(130,235)
Increase in inventory	333,772	420,134
Provision for income taxes	61,404	71,603
Interest amortized to cost of sales	28,874	33,312
Increase in accounts payable and other liabilities	(39,934)	(53,219)
Increase/(decrease) in accounts receivable and other assets	(12,577)	13,399
Other	(586)	(1,495)

EBITDA	194,357	99,910
Less depreciation and amortization	8,035	9,635

EBIT	$186,322	$90,275

Exclusive of the $130,235 goodwill impairment charge, adjusted EBIT and adjusted EBITDA for the six months ended March 31, 2005 were $220,510 and $230,145, respectively, and the ratios of adjusted EBIT to interest incurred and adjusted EBITDA to interest incurred during the same period were 5.32x and 5.55x, respectively.

Adjusted net income, adjusted EBIT and adjusted EBITDA for the six months ended March 31, 2005 exclude the effects of a non-cash goodwill impairment charge of $130,235 recorded during the second quarter of fiscal 2005. Management believes that these adjusted financial results and metrics are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of the goodwill impairment charge related to a previous acquisition. Adjusted net income, adjusted EBIT and adjusted EBITDA are not GAAP financial measures. These adjusted numbers should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

Below is a reconciliation (in thousands) of adjusted net income, adjusted EBIT and adjusted EBITDA to net loss, EBIT and EBITDA for the six months ended March 31, 2005.

Net Income/(Loss)

Six Months Ended March 31, 2005
Net loss	$(14,640)
Goodwill impairment charge	130,235
Adjusted net income	$115,595

EBIT

Six Months Ended March 31, 2005
EBIT	$90,275
Goodwill impairment charge	130,235
Adjusted EBIT	$220,510

EBITDA

Six Months Ended March 31, 2005
EBITDA	$99,910
Goodwill impairment charge	130,235
Adjusted EBITDA	$230,145

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: June 7, 2005	By:	/s/ James O’Leary
James O’Leary
Executive Vice President and Chief Financial Officer